Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the Commission.

GRAIN ORIGINATION AGREEMENT

THIS GRAIN ORIGINATION AGREEMENT (this “Agreement”) is made effective as of July 1, 2016 (the “Effective Date”) by and between CHS Inc., with offices at 5500 Cenex Drive, Inver Grove Heights, Minnesota 55077 (“CHS”), and Highwater Ethanol, L.L.C., with offices at 24500 US Highway 14, Lamberton, MN 56152 (“Customer”). Any reference herein to a “Party” shall refer to CHS or Customer individually, and any reference herein to “Parties” shall refer to both CHS and Customer.

RECITALS

WHEREAS, Customer owns and operates a 59.5 mgy ethanol production facility at 24500 US Highway
14, Lamberton, MN 56152 (the “Facility”); and

WHEREAS, Customer desires to secure a source supply of feedstock grain for use in production at the Facility, currently estimated at approximately twenty - twenty-two (20 - 22) million bushels of corn annually (the “Grain”); and

WHEREAS, CHS operates elevator facilities in Minnesota, and is a licensed grain buyer in the state of
Minnesota; and

WHEREAS, CHS is willing to purchase and sell the Grain requirements for the Facility to Customer, and Customer is willing to purchase the Grain requirements from CHS, pursuant to the terms and conditions of this Agreement; and

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, and all of the representations, warranties, undertakings, covenants, promises and agreements set forth herein, which Customer and CHS each acknowledge are adequate and sufficient, Customer and CHS do hereby agree as follows:

I. DEFINITIONS AND INTERPRETATION.

A. Applicability. The definitions in this Section I. apply to this Agreement. Any word, phrase or expression that is not defined in this Agreement and that has a generally accepted meaning in the custom and usage in the grain and feed industry in the United States shall have that meaning in this Agreement.

B. “Commencement Date” is defined as the day that Customer notifies CHS that the Facility is ready to accept and store Grain at the Facility.

C. “Initial Term” is defined as a term of Five (5) years from the Commencement Date.

D. “Renewal Terms” are defined as consecutive terms of one (1) year each after the Initial
Term unless this Agreement is terminated as provided in Section II.A.

II.    TERM OF AGREEMENT; TERMINATION.

A. Term. This Agreement shall be effective and binding as of the Effective Date; provided, however, that the obligations of CHS under this Agreement, and the obligations of Customer under this Agreement, shall commence on the Commencement Date and shall continue for the Initial Term. After the expiration of the Initial Term, this Agreement shall automatically renew for the Renewal Terms, unless terminated by CHS or Customer effective as of the end of the

*** Confidential material redacted and filed separately with the Commission.

Initial Term, or the then existing one (1) year Renewal Term, upon at least ninety (90) days’ prior written notice. Notwithstanding anything to the contrary in this Section II.A, this Agreement may be terminated as provided in Sections II.B. and/or II.C. below.

B. Early Termination by Customer as a Result of CHS’ Breach . In the event that CHS fails or refuses to comply with any material provision of this Agreement, then Customer shall have the right to elect to terminate this Agreement by giving CHS at least thirty (30) calendar days’ written notice prior to the effective date of termination, setting forth the reason(s) for termination. CHS shall have the right to cure the breach within such thirty (30) day period. If said breach is cured within such time period, the notice of termination to CHS shall be void. However, if the breach is not cured within such time period, the termination shall be effected. The exercise by Customer of any rights reserved under this Section shall be without prejudice to any claim for damages or for any other right under this Agreement or applicable law.

C. Early Termination by CHS as a Result of Customer’s Breach . In the event that Customer fails or refuses to comply with any material provision of this Agreement, then CHS shall have the right to elect to terminate this Agreement by giving Customer at least thirty (30) calendar days’ written notice prior to the effective date of termination, setting forth the reason(s) for termination. Customer shall have the right to cure the breach within such thirty (30) day period. If said breach is cured within such time period, the notice of termination to Customer shall be void. However, if the breach is not cured within such time period, the termination shall be effected. The exercise by CHS of any rights reserved under this subsection shall be without prejudice to any claim for damages or any other right under this Agreement or applicable law.

D. Survival. All obligations, promises and agreements of both Customer and CHS that expressly, or by their nature, survive the expiration or termination of this Agreement including, but not limited to, each of the Parties’ monetary obligations and indemnification obligations herein and each of the Parties’ obligations under any contracts entered into prior to the effective date of termination, shall continue in full force and effect subsequent to, and notwithstanding, expiration or termination of this Agreement until they are satisfied, or by their nature expire.

III.    ACQUISITION OF THE GRAIN.

A. Quantity. Subject to the provisions of this Agreement, Customer agrees to purchase from CHS, and CHS agrees to sell to Customer, all of Customer’s Grain requirements for the Facility, except as otherwise provided herein. The approximate annual purchase and sale amounts of the Grain under this Agreement shall be 20,000,000 bushels. *** All of the Grain purchased by or on behalf of CHS for sale to Customer hereunder shall be sold “basis Highwater Ethanol -Lamberton, MN,” unless otherwise agreed to in writing by Customer. Customer represents to CHS that the Facility shall have adequate storage space to accommodate at least 600,000 bushels of the Grain and unloading capacity/ability to accommodate a minimum of 20,000 bushels per hour at least 8 hours per day.

B. Quality. The Grain shall meet the specifications specified by Customer, in Customer’s commercially reasonable discretion, to CHS from time to time during the term of this Agreement. CHS’ obligation is to identify and offer to Customer the necessary quality of the Grain “basis Highwater Ethanol - Lamberton, MN”. The actual quality of the Grain purchased by CHS and sold to Customer hereunder shall be determined by Customer, in its sole discretion, based upon Customer’s requirements and the specifications and the market price of the Grain available at the time of the Grain purchases.
C. Origination Fee. The sales price for the Grain sold to Customer hereunder shall be the
“Sales Price” (as that term is defined in Section III.H.). In addition, Customer shall pay CHS a
*** per bushel origination fee for all of the Grain purchased by Customer for the Facility from
CHS or from third parties, regardless of origin. The Origination Fee shall be paid as an incremental payment at the time of purchase settlement with Customer based on actual Grain unloaded at or for the Facility.

D. Procedure for Purchasing the Grain to be sold to Customer. Prior to the beginning of each trading day,

Customer will provide CHS a bid sheet for the Grain to be sold by CHS to Customer under this Agreement. CHS shall purchase the Grain to be sold to Customer hereunder at the basis prices, quantities and guidelines identified on the bid sheet. CHS undertakes to use commercially reasonable efforts to purchase the Grain and to obtain for Customer the lowest price available in the relevant marketplace on each date on which CHS proposes a price to purchase the Grain, in each case taking into account the quantity of the Grain to be purchased, the duration of the purchase contract and the information then available to CHS, provided that all such prices shall be at or below the prices and guidelines established by customer. CHS will notify Customer throughout the day of all Grain purchased for sale to Customer hereunder and all material information relevant to such purchases, and shall provide Customer daily reports of all Grain purchased for sale to Customer hereunder, each in accordance with the accounting and records established hereunder. Customer may change its price bids for the Grain from time to time during the course of the trading day by notifying CHS in writing which notice shall be effective upon actual receipt of such notice by the CHS representative that is working on purchases for resale to Customer from time to time.

E. Purchase Contracts. All purchases of the Grain made by or on behalf of CHS for sale to Customer hereunder shall be evidenced by separate purchase contracts in a form that is mutually acceptable to CHS and Customer as agreed to from time to time during the term of this Agreement (the “Purchase Contracts”). The Purchase Contracts shall be “basis Highwater Ethanol, L.L.C., Lambeton, MN” pursuant to the terms of this Agreement and shall specify delivery location, price type, quality, delivery date, schedule of discounts, if any, and in contract remarks section of purchase contract, the following, “Destination-Highwater Ethanol, LLC,
24500 US Highway 14, Lamberton, MN 56152. Notwithstanding anything to the contrary, the buyer under all such Purchase Contracts shall always be CHS.

F. Notification of Delivery Requirements. Commencing on or before the fifteenth (15th) day of the month preceding the Commencement Date, and continuing on or before the first (1st) and fifteenth (15th) day of each month during the term of this Agreement, Customer shall advise CHS of Customer’s final schedule of requirements of the Grain (including volume and delivery date) (the “Delivery Requirements”) for the time period specified by Customer beginning fifteen (15) days after the notification of the Delivery Requirements (the “Delivery Period”).

G. Sales Contracts. All sales of the Grain by CHS to Customer hereunder shall be evidenced by separate sales contracts signed by CHS and Customer in a form that is mutually acceptable to CHS and Customer and agreed upon from time to time during the term of this Agreement (the “Sales Contracts”). The Sales Contracts shall require the delivery of the Grain to the Customer at the Facility pursuant to the terms of this Agreement and shall specify delivery locations, price type, quality, delivery date and schedule of discounts consistent with the underlying Purchase Contracts, as applicable, or as otherwise agreed to by Customer as buyer and CHS as seller of the Grain. The sales price on all Sales Contracts shall be as specified in Section III.H. below.
H. Sales Price and Payment Terms. The sale price for the Grain purchased by Customer from CHS pursuant to a Sales Contract shall be the appropriate CBOT futures price less the Weighted Average Basis Price, as defined below. The futures price component of the sale price for each Sales Contract will be mutually agreed between Customer and CHS, at a time determined by the Customer. Entering into the agreement to fix the futures pricing component does not result in the seller opening a futures account, or acting as broker for buyer.

The Weighted Average Basis Price shall be determined based on the weighted average of the basis prices attributable to the underlying Purchase Contracts and any basis prices attributable to Grain sold to Customer by CHS that was sourced outside of the Purchase Contracts.

All Grain purchased by Customer hereunder will be settled net two (2) business days after unload at the Facility and shall be paid via wire transfer of immediately available funds to such account(s) as specified by CHS from time to time.

I. Delivery and Title. The Grain purchased and sold to Customer under this Agreement shall be delivered to Customer in accordance with the terms agreed to in the applicable Purchase and Sales Contracts, free and clear of all liens, charges and encumbrances. Title and all risk of loss to the Grain shall pass to Customer immediately after unloading and acceptance by Customer of the Grain at the Facility. All charges for demurrage subsequent to acceptance, in excess of the demurrage allowance granted by the relevant carrier, shall be for Customer’s account. Customer shall exercise commercially reasonable efforts to inspect and either accept or reject shipments of the Grain promptly after the arrival of such shipments at the Facility.

J. Rejection. CHS warrants that the Grain sold hereunder shall conform to the description and quality set forth in the relevant Sales Contract. If Customer determines upon inspection that any of the Grain delivered by CHS hereunder does not conform in any material respect to the description set forth in the applicable Sales Contract, Customer may, in addition to any other remedies permitted by law or equity and without obligation to pay, reject before the unloading of any such Grain. Customer shall report immediately by phone, followed by written confirmation, any non-conforming Grain rejected at the Facility.

K. Weighing and Testing. Certified weights, as are set forth in the relative Sales Contracts, will apply to all of the Grain sold by CHS to Customer. Grades for each truck or rail shipment of the Grain of a given type and specification as called for in the relevant Sales Contract, as determined by Customer’s laboratory personnel or an independent laboratory as called for in the relevant Sales Contract, shall apply for all of the Grain delivered to the Facility. Samples taken by Customer on all non-conforming or rejected Grain shall be retained by Customer for ten (10) days and, upon CHS’ request, shall be provided to CHS to permit re-inspection by a state laboratory on behalf of, and at the expense of, CHS to confirm grade test results. Such re- inspection grades will be final. Customer shall provide CHS with copies of all scale tickets of deliveries of the Grain purchased by CHS and sold to Customer hereunder.

L. Non-performance by Original Seller. CHS shall be responsible and liable to Customer for any non-performance by CHS under any Sales Contract(s), regardless of whether such non- performance is due to non-performance of any original seller of the Grain to CHS under any Purchase Contract(s).

M. Customer’s Damages . In the event CHS fails to perform its obligations under any Sales Contract(s), Customer shall be entitled to the remedies provided for in the then-current Grain Trade Rules of the National Grain and Feed Association (the “Trade Rules”) including, but not limited to, Rule 28 of the Trade Rules.
N. CHS’ Damages . In the event Customer fails to perform its obligations under any Sales Contract(s), CHS shall be entitled to the remedies provided for in the then-current Trade Rules including, but not limited to, Rule 28 of the Trade Rules.

O. Records. CHS will establish and maintain at all times, true and accurate books, records and accounts consistent with good industry practices distinguishable from all of its other books and records, in respect of all prices paid, payments, statements, charges and computations made under this Agreement and will preserve these books, records and accounts for a period of at least two (2) years after their creation. During normal business hours Customer, at its sole cost and expense, shall have the right to inspect, examine and audit, or cause its representatives (including without limitation a third-party auditor) to inspect, examine and audit books and records of CHS to the extent necessary in order to verify the accuracy of any statement, charge, computation or demand made under or pursuant to any of the provisions of this Agreement. CHS shall provide all customary and commercially reasonable grain accounting and bookkeeping services consistent with good industry practices to Customer for the Grain purchased by or on behalf of CHS hereunder and sold to Customer hereunder, including without limitation, preparation of daily cash position reports, delivery sheets, and grain settlements. All grain settlements, delivery reports and other reports and documents related to the Grain purchased by CHS hereunder and sold to Customer hereunder shall be in a form that is mutually acceptable to CHS and Customer as agreed to from time to time during the term of this Agreement.

P. Financial Disclosure-Customer. Customer agrees to provide CHS with audited annual financial statements within thirty (30) days following the receipt of audited financial results each fiscal year end plus quarterly unaudited financial statements within sixty (60) days of the close of each quarter. CHS agrees to keep such information confidential and to use the information only for purposes of reasonable verification of the ability of Customer to perform its obligations hereunder. If Customer’s payments of any amount that is due to CHS is in arrears, or if the financial ability of Customer to perform its obligations under this Agreement has become impaired in CHS’ commercially reasonable judgment, then advance cash payment or satisfactory security shall be given by Customer to CHS upon CHS’ demand, and deliveries of the Grain may be withheld by CHS until such payment or other security is received. If CHS makes demands or takes other actions described in this paragraph of this Agreement, Customer shall be free to purchase grain outside this Agreement with no encumbrance or restrictions until Customer is notified by CHS that Customer’s financial condition is acceptable to CHS, at which time, Customer shall again be obligated to purchase from CHS all of Customer’s Grain requirements for the Facility, except as otherwise provided herein. Notwithstanding anything to the contrary herein, Customer shall remain obligated to pay CHS for any and all Grain sold by CHS to Customer hereunder and any and all of Customer’s obligations under any contracts entered into prior to CHS’ making demands or taking any other action as described in this paragraph of this Agreement.

IV.    GENERAL PROVISIONS.

A. Events of Default. The occurrence of any of the following shall be an event of default (each an “Event of Default”) under this Agreement: (1) failure of either party to make payment to the other when due; (2) default by either party in the performance of any material covenant, obligation or agreement set forth in this Agreement; or (3) if either party shall become insolvent, or make a general assignment for the benefit of creditors or to an agent authorized to liquidate any substantial amount of its assets or properties with or without consent, or should a voluntary or involuntary petition into bankruptcy or other similar proceeding be filed by or against such party, or should an involuntary petition into bankruptcy or other similar proceeding be filed by or against such party and the receiver, bankruptcy or other similar proceeding shall not in the case of any involuntary petition or other involuntary proceeding be discharged within sixty (60) days following appointment or commencement thereof, as the case may be.

B. Remedies. Upon the occurrence of an Event of Default, the party not in default shall have all remedies available under this Agreement and under applicable law and equity. Without limiting the foregoing, the party not in default shall have the following remedies whether in addition to, or as one of, the remedies otherwise available to it: (1) to declare all amounts owed to it hereunder immediately due and payable and (2) to terminate this Agreement; provided, however, the defaulting party shall be allowed thirty (30) days’ from the date of receipt of notice of default to cure any Event of Default.

C. Force Majeure. Neither party to this Agreement shall be liable to the other party hereto for any loss or damage resulting from any delay or failure to make or accept deliveries caused by or arising out of acts of God or the elements, storms, wars, acts of terrorism, sabotage, strikes, labor difficulties, governmental proration or regulation, when raw materials or supplies are interrupted, unavailable, or in short supply, and/or any other cause beyond such party’s commercially reasonable control. In the event that a party to this Agreement gives notice and an explanation of such force majeure event to the other party hereto within a reasonable time after the occurrence of such force majeure event, the obligations of the parties shall be suspended from the date of such force majeure event for the length of time during which a party is unable to perform as a result of such force majeure event. Nothing contained in this Section V.C. shall ever be construed to relieve either party of its obligations to promptly pay the other party amounts due and owing hereunder. No curtailment or suspension of deliveries or acceptance of deliveries pursuant to this Section V.C. shall operate to extend the term of this Agreement.

D. Indemnification. Customer agrees that it shall defend, indemnify, and hold harmless CHS, and CHS’ directors, officers, agents, employees, insurers, successors and assigns, from and against any and all claims, demands, damages, losses, liabilities, causes of action, judgments, fines, assessments (including penalties and/

or interest), costs and expenses of any kind or nature, including all attorneys’ fees and all costs and expenses of litigation and court costs (including attorneys’ fees and costs and expenses of litigation and court costs incurred in enforcing this provision), without regard to amount, for damages to, or loss of, property, or injury to, or death of, any person or persons, including without limitation persons employed or engaged by Customer, caused by or arising or resulting from, whether directly or indirectly: (i) the negligence and/or willful misconduct of Customer, and/or (ii) Customer’s breach of any of its representations, warranties, undertakings, covenants, promises and agreements as set forth in this Agreement; and/or (iii) Customer’s failure to comply with any and all applicable federal, state or local laws, ordinances, orders, permits, rules and regulations with regard to Customer’s activities relating to the operation of its business and/or the Facility. CHS shall have the right, but not the obligation, to participate in the defense of any such claim with attorneys selected by CHS; provided, however, that once Customer assumes the defense of CHS pursuant to provisions of this Section V.D., CHS’ participation in the defense of any such claim shall be at its own expense.

CHS agrees that it shall defend, indemnify, and hold harmless Customer, and Customer’s directors, officers, agents, employees, insurers, successors and assigns, from and against any and all claims, demands, damages, losses, liabilities, causes of action, judgments, fines, assessments (including penalties and/or interest), costs and expenses of any kind or nature, including all attorneys’ fees and all costs and expenses of litigation and court costs (including attorneys’ fees and costs and expenses of litigation and court costs incurred in enforcing this provision), without regard to amount, for damages to, or loss of, property, or injury to, or death of, any person or persons, including without limitation persons employed or engaged by Customer, caused by or arising or resulting from, whether directly or indirectly: (i) the negligence and/or willful misconduct of CHS; and/or (ii) CHS’ breach of any of its representations, warranties, undertakings, covenants, promises and agreements as set forth in this Agreement; and/or (iii) CHS’ failure to comply with any and all applicable federal, state or local laws, ordinances, orders, permits, rules and regulations with regard to Customer’s activities relating to the operation of its business. Customer shall have the right, but not the obligation, to participate in the defense of any such claim with attorneys selected by Customer; provided, however, that once CHS assumes the defense of Customer pursuant to provisions of this Section V.D., Customer’s participation in the defense of any such claim shall be at its own expense.

E. Limitation of Liability. NEITHER PARTY HERETO SHALL BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES UNDER THIS AGREEMENT INCLUDING, BUT NOT LIMITED TO, LOST PROFITS, HOWEVER ARISING, EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

F. Insurance. Customer agrees to maintain at all times during the term of this Agreement: (i) Workers’ Compensation Insurance as prescribed by applicable laws of the state(s) with jurisdiction over each of Customer’s employees; and (ii) Commercial General Liability Insurance with a per-occurrence limit of not less than One Million Dollars ($1,000,000) (or higher limits as may be required by applicable law) (which coverage can be provided through a combination of primary and umbrella policies), which policy(ies) shall identify CHS as an additional insured party with respect to the operation of the Facility. As to all policies described in this Section V.F., Customer agrees that: (i) it will provide CHS with at least thirty (30) days’ written notice prior to the effective date of cancellation or any material change of any such policy (ies); and (ii) upon any request from CHS, Customer will immediately instruct its insurer(s) to provide CHS with certificates of insurance evidencing coverage that is required by this Section V.F. Customer agrees that the policy limits set forth herein are minimum limits and shall not be construed to limit Customer’s liability.

G. Independent Contractors. Customer and CHS are separate legal entities, and independent contractors in respect of the other party hereto. Nothing in this Agreement shall constitute, or ever be construed to constitute, either party hereto as an agent, legal representative, joint venturer, partner, employee, or servant of the other party hereto, for any purpose whatsoever.

H. Notices. Any notice required pursuant to this Agreement shall be in writing or email, and shall be deemed to be properly served on the date deposited in the U.S. Post Office if sent by certified or registered mail, or three (3) days after the date deposited in the U.S. Post Office if sent by regular mail, or on the date the email is sent. Such notice shall be properly addressed to the other Party at its respective address set forth in the first paragraph of this Agreement, provided that such addresses may be changed by proper notice delivered in accordance with the provisions of this Section. For any notice sent by mail, the Party sending the notice shall also send a facsimile or email of such notice on the same day that the notice is deposited in the U.S. Post Office. Any notice made by a party under this Agreement by a method other than through the U.S. Postal Service shall be in writing and shall be effective only upon actual receipt of such notice.

I. Assignment. This Agreement may not be assigned or transferred by either party, directly or indirectly, in full or in part, without the advance written consent of the other party hereto, which consent shall not be unreasonably withheld, and no attempted assignment or transfer of this Agreement by either party hereto shall be binding on the other party hereto until it has consented in writing to such assignment. Assignments or transfers that have not been consented to by the non-assigning party shall be void. Any change of control of either party, whether by operation of law or otherwise, shall be deemed an assignment or transfer for purposes of this Section V.I. The terms and conditions of this Agreement shall inure to the benefit of, and shall be binding upon, all respective permitted successors and assigns of the parties hereto.

J. Choice of Law. This Agreement, and all rights, obligations, and duties arising hereunder, and all disputes which may arise hereunder, shall be construed in accordance with, and governed by, laws of the state of Minnesota, without giving effect to the conflict of laws provisions thereof.

K. Modification and Waiver. Any of the terms and conditions of this Agreement may be waived in writing at any time by the party which is entitled to the benefit thereof; provided, however, that the failure of any party to exercise any right, power or option given it hereunder, or to insist on strict compliance with all of the terms and conditions hereof, shall not constitute a waiver of any term, condition, or right under this Agreement, unless and until that party shall have confirmed any such action or inaction to be a waiver in writing. Any such waiver shall not act as a waiver of any other term, condition, or right under this Agreement, or the same term, condition, or right on any other occasion not specifically waived in writing by such party. This Agreement may be modified, altered, or amended only by a writing signed by the party against whom the amendment is to be enforced.

L. Enforceability. Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but in the event that a provision shall be determined by a court of competent jurisdiction to be invalid and/or unenforceable, such provision shall be ineffective only to the extent that it is explicitly deemed invalid, void or unenforceable, and the remaining provisions of this Agreement shall be valid and enforced to the fullest extent permitted by law. Upon such a determination that a provision is invalid, illegal, void, or unenforceable, the parties agree to negotiate in good faith to modify this Agreement so as to effect their original intent as closely as possible.

M. Entire Agreement. This Agreement contains the entire understanding between the parties hereto and, as of the Effective Date, it shall supersede all prior negotiations, representations, agreements and understandings, whether oral or written, between CHS and Customer with respect to the acquisition of the Grain for use by Customer at the Facility.

N. Headings. The headings of Sections in this Agreement are inserted for convenience only, and shall not be deemed to constitute a part of this Agreement, or to affect interpretation of provisions hereof.

O. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall, for all purposes, be deemed to be an original, but all of which shall constitute one and the same Agreement.

P. Confidentiality. CHS and Customer, recognizing the work in which they will be engaged under this Agreement is of a proprietary nature, recognize that each may disclose to the other certain proprietary business plans, strategies, financial data, specifications, production information, equipment details, process information, intellectual property and other information relating to this Agreement. This information is secret and confidential and will be disclosed by one party to the other party only on the following terms and conditions:

1. “Confidential Information” shall mean all proprietary or confidential information received or generated during the course of the performance of this Agreement including, without limitation, the information described above and in the books and records of either party. Confidential Information shall not include that which (i) is in the public domain prior to disclosure to another party, (ii) is lawfully in the other party’s possession, as evidenced by written records, prior to the disclosure by a party, or (iii) becomes part of the public domain by publication or otherwise through no unauthorized act or omission on the part of the other party.

2. Neither party shall disclose any of the Confidential Information to any unauthorized party, unless required by law or court order and then only after providing advance notice and an opportunity to intervene to the other party. Proper and appropriate steps shall be taken and maintained by each party to protect the Confidential Information of the other party.

3. Confidential Information shall be used by the parties only in connection with their performance under this Agreement; no other use will be made of it by either party.

4.    All documents containing Confidential Information of a party shall remain the property of that party. They shall be returned to that party or destroyed upon request.

5. No license or right is granted hereby to either party by implication or otherwise with respect to or under any patent application, patent, claims of patent or proprietary rights of either party with respect to the Confidential Information.

THIS AGREEMENT SHALL NOT CONSTITUTE A BINDING CONTRACT BETWEEN THE PARTIES UNTIL IT HAS BEEN EXECUTED BY AUTHORIZED REPRESENTATIVES OF BOTH PARTIES

IN WITNESS WHEREOF, Customer and CHS have caused this Agreement to be executed to be effective as of the Effective Date.

CHS Inc.

By: /s/ John Griffith
Name: John Griffith
Its: VP Grain Marketing North America

Highwater Ethanol, LLC

By: /s/ Brian Kletscher
Name: Brian Kletscher
Its: CEO